Filed pursuant to Rule 433
Registration Statement No. 333-148982

The slide presentation below accompanied a report given by the President (and Chief Operating Officer) of Zion Oil & Gas Inc. at the 2008 annual meeting of the stockholders held on June 23, 2008.

NOTICE: Zion Oil & Gas has filed a registration statement (including a prospectus) with the SEC for the offering of its securities. Before you invest, you should read the prospectus in that registration statement and other documents Zion has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888--891-9466). A direct link to the prospectus in PDF format may be found on the Zion Oil & Gas, Inc. website at http://www.zionoil.com/investor-center/investor-relations.html.


OIL for ISRAEL
Presented by Glen Perry
President and Chief Operating Officer
Zion Oil & Gas
June 23, 2008
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Last year, I stood before you to tell you about the encouraging but inconclusive results of the Ma'anit #1 well. As you can see from the flare on the slide, we saw enough gas and oil during drilling and testing to convince us that there is a strong possibility that we can obtain commercial hydrocarbons.



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I showed you an exploration map and explained how we had developed one prospect and four leads in the Joseph Project and that investigation of the leads was to be the focus of our exploration efforts for the coming year.

So, what have we accomplished over the last 12 months?



HAIFA
CARMEL
ASHER/
MENASHE
LICENSE
CAESAREA
MA'ANIT #1
MA'ANIT
JOSEPH
LICENSE
JOSEPH
NETANYA
ISRAEL
EGYPT
JORDAN

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Since a picture is worth a thousand words, I have prepared a slide show of pictures taken during our operations over the past year.

Following the abandonment of the Ma'anit #1 well, we began a comprehensive geologic and geophysical program with three goals…



HAIFA
N
CARMEL
ASHER/
MENASHE
LICENSE
CAESAREA
MA'ANIT
JOSEPH
LICENSE
JOSEPH
NETANYA
ISRAEL
EGYPT
JORDAN

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The first goal – evaluate the true potential at Ma'anit in both the Triassic and the deeper Permian section of the Paleozoic and plan the drilling of a second appraisal/exploratory well on the prospect. The design of the well would enable us to solve the problems that prevented us from successfully testing the Maanit #1 well and would allow us to drill deeper.



CUMULATIVE ISOPACHS
BASE PERMIAN - TOP ASMARI (m)
IRAQ
KUWAIT
SAUDI
ARABIA
QATAR
UNITED
ARAB
EMIRATES

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Consequently, in late October 2007, Zion released its study of the deep Permian horizons on the Company's Joseph and Asher-Menashe Licenses and realizing that the Permian is shallow enough to be reached, identified a drilling prospect on the Ma'anit structure that we incorporated into the plan to drill the shallower appraisal well.


CUMULATIVE ISOPACHS
BASE PERMIAN - TOP ASMARI (m)
IRAQ
KUWAIT
SAUDI
ARABIA
QATAR
UNITED
ARAB
EMIRATES

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The Report noted that the late Permian Arqov formation in Israel and the late Permian Khuff formation in the Persian Gulf region were of the same age and depositional environment. The Khuff formation is the main reservoir for the prolific offshore gas bearing North Field in Qatar and the South Pars field in Iran that between them reportedly contain 25% of the world's natural gas reserves.


ISRAEL
NORTH FIELD

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I should stress that the planned Ma'anit-Rehoboth #2 well is still a 'wild-cat' exploratory test well and we cannot and must not assume that the gas reservoirs found in the Khuff fields of the Persian Gulf will be present in Zion's license areas. But the Permian Report certainly justifies the drilling of a 'wild-cat' test well on the Ma'anit and other structures to Permian targets.


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PERMIAN DEPTH MAP

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Our second goal – Because of the various volcanic sections we saw in the Ma'anit #1 well and that we knew existed throughout the northern Asher-Menashe license, we wanted to determine the areal extent and thickness of these volcanic intervals as they affect interpretation, drilling and completion activities.



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We undertook a comprehensive study of the area's volcanic activity.



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In this pictures you can see one of the younger volcanoes.



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By looking at the magnetic and gravimetric signatures of known volcanic activity, we saw how we could apply that knowledge to the deeper horizons and differentiate between the stratigraphy of the potential reservoirs and the volcanics.



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To fill in a gap in the data, we conducted a gravity and magnetic survey along the coast from Haifa to Netanya.

You can see that not only were we gaining valuable data but also enjoying scenery during the mild part of last winter.



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Using the data from the gravity and magnetic survey, the seismic survey and the country wide data base, we developed pictures of the gravity and magnetic anomalies – as shown in these slides.


mgal
Bouguer 2.67
mgal/m
1st Derivative at Zero Degrees
grad mgal
Gradient of Bouguer
mgal
Free Air

Zion Gravity Anomaly 03.04.08

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We found that good modeling of the data allows us to conform the results to the seismic data and gives us a high degree of confidence that we can map structures and much of the volcanic intervals even where seismic is impossible to obtain.



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Our third goal was to plan ahead for the future. We are not a single well company – drilling the structure at Ma'anit is only the first step in a comprehensive exploration program.



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After months of planning, in December 2007, we commenced the field acquisition stage of a major geophysical survey in our Asher-Menashe License area, between Caesarea and Haifa. By the end of January 2008, we had successfully acquired over 50 kilometers of new seismic data. That data was then sent to Texas for processing.



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This slide shows a single vibroseis truck used for transmitting sound waves into the earth to be reflected off the different layers.



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This slide shows the four vibroseis units working in tandem to maximize the signal.



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Here is one of the receivers that pick up the signal when it returns to the surface.



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In this truck is the technician who coordinates operations and records the data.





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After processing the data, we have a seismic section which can be interpreted by our geologists and turned into cross sections and maps.





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The result of this work is that our geologists have now upgraded one of our leads into a drillable prospect and have selected the optimal site for Zion's first test well on its Asher-Menashe License.



Elijah-3
(Proposed)
Cretaceous Reef
Known Cretaceous Reef

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While the exploration staff was working on the geological and geophysical data, I was looking for a drilling rig capable of reaching 6000 meters (or 20,000 feet) as there is no rig in Israel capable of reaching that depth.



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Last fall, I met the representatives of Aladdin Middle East, who are here with us today, and traveled to Ankara to see their rig, which was being rebuilt.

The following slides show some before and after pictures of the rig, showing the October 2007 status and the status of the rig last week when Jerry Carlisle, our drilling consultant visited the company.



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October 2007


June 2008

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October 2007



June 2008

Refurbishment of the rig



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Refurbishment of the rig



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Refurbishment of the rig



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Refurbishment of the rig


01/01/2008

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In addition to finding a suitable rig, we sourced all of the long lead items.

The remaining pictures show some of the $1.7 million dollar inventory we have assembled to drill the next two wells.



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Thank you for your attention.

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